Exhibit 99

[Alcoa logo]

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Tony Thene	Kevin G. Lowery
(212) 836-2674	(412) 553-1424
Mobile (724) 422-7844

ALCOA BOARD APPROVES NEW SHARE REPURCHASE PROGRAM,

DIVIDEND INCREASE AND DEBT RESTRUCTURING TO ENHANCE

SHAREHOLDER VALUE

NEW YORK, NY – JANUARY 19, 2007 – Alcoa today announced that its Board of Directors has authorized: the repurchase of up to 10 percent of the company’s outstanding common stock, or approximately 87 million shares; a more than 13 percent increase in the company’s dividend on its common stock from $0.60 per share to $0.68 per share annually; and steps to manage its debt maturity schedule and modify and strengthen its capital structure, including extending maturities.

The share repurchase program and the increased common stock dividend – along with the company’s numerous growth project programs – will be funded through Alcoa’s strong cash generation and the company’s commitment to maintaining its previous stated target of a conservative debt-to-capital ratio of between 30 to 35 percent. In 2006, Alcoa’s cash from operations was $2.6 billion, a more than 50 percent increase in cash from operations from 2005. That includes the impact of discretionary pension contributions of $200 million. The company’s debt-to-capital ratio at the end of the year stood at 30.6 percent.

“We have a successful, solid platform of profitability to build upon,” said Alcoa Chairman and CEO Alain Belda. “With growth projects beginning to add to that strong base — and additional projects finishing construction and coming on-stream this year – we can take action to increase shareowner returns and build for the future.

“Driven by strong fundamentals in both our upstream and downstream markets, our improving performance on cash generation can fund our growth capital program this year. At the same time, we can take these actions to increase shareholder returns and keep our debt-to-capital ratio within our targeted range,” said Belda.

The new share repurchase program – Alcoa’s first since July 2001 – calls for repurchasing approximately 10 percent of the Company’s approximately 875 million shares outstanding over the next three years.

The increased dividend is the first since 2001. As part of its actions, the Board approved a quarterly common stock dividend of 17 cents per share payable on February 25, 2007 to shareholders of record at the close of business on February 2, 2007. The Board also approved a quarterly dividend of 93.75 cents per share on Alcoa’s $3.75 cumulative preferred stock payable April 1, 2007 to shareholders of record at the close of business on March 9, 2007. Alcoa has paid a quarterly dividend on its common stock for more than 60 years.

“Our dividend yield rate was already strong,” said Belda. “And with this increase we are making it even stronger for our shareowners.”

CAPITAL STRUCTURE

Separately, Alcoa today approved steps to manage its debt maturity schedule and modify and strengthen its capital structure. These changes will help ensure a balance between flexibility, cost and maximizing shareholder value.

The actions approved by the Board will be taken as soon as practicable and include the following:

•	a proposed public offering under Alcoa’s shelf registration statement of up to $2.0 billion in the aggregate of new Alcoa senior notes.;

•	a proposed cash tender offer for any or all of Alcoa’s outstanding 4.25 percent Notes due August 15, 2007 (approximately $790 million currently outstanding); and

•	a proposed liability management transaction extending a portion of Alcoa’s notes into discrete longer term maturities.

The net proceeds from the proposed public offering will be used by Alcoa to reduce its outstanding balance of commercial paper, to fund amounts payable in connection with its cash tender offer for its outstanding 4.25% Notes due August 15, 2007, and for general corporate purposes.

The completion of each of the proposed debt securities transactions is subject to market conditions and other factors. After conclusion of the capital structure actions Alcoa’s debt portfolio will have a materially longer duration.

The new Alcoa notes to be offered in the liability management transaction will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and any applicable state securities laws. Alcoa will enter into a registration rights agreement pursuant to which it will agree to file a registration statement with the Securities and Exchange Commission with respect to such new notes.

This press release does not constitute an offer of any securities for sale, an offer to purchase any securities, or a solicitation of an offer to sell or purchase any securities.

Alcoa is the world’s leading producer and manager of primary aluminum, fabricated aluminum and alumina facilities, and is active in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components, Alcoa also markets consumer brands including Reynolds Wrap® foils and plastic wraps, Alcoa® wheels, and Baco® household wraps. Among its other businesses are closures, fastening systems, precision castings, and electrical distribution systems for cars and trucks. The company has 124,000 employees in 44 countries and has been named one of the top most sustainable corporations in the world at the World Economic Forum in Davos, Switzerland. More information can be found at www.alcoa.com

Forward Looking Statement

Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of Alcoa to be different from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or aluminum industry conditions generally, including global supply and demand conditions and prices for primary aluminum, alumina and other products; (b) material adverse changes in the markets served by Alcoa, including the transportation, building, construction, distribution, packaging, industrial gas turbine and other markets; (c) Alcoa’s inability to mitigate impacts from increased energy and raw materials costs, or other cost inflation; (d) Alcoa’s inability to achieve the level of cash generation, margin improvements, cost savings, or earnings or revenue growth anticipated by management; (e) Alcoa’s inability to complete its growth projects and integration of acquired facilities as planned and by targeted completion dates; (f) unfavorable changes in laws, governmental regulations or policies, currency exchange rates or competitive factors in the countries in which Alcoa operates; (g) significant legal proceedings or investigations adverse to Alcoa, including environmental, product liability, safety and health and other claims; and (h) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2005, Forms 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 and other reports filed with the Securities and Exchange Commission.